Exhibit F

            [Letterhead of Laurence M. Hamric, Esq.]


                                   New York, New York
                                   December 19, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

           I am familiar with (i) the Application-Declaration on Form U-1 (file No. 70-8771), as amended (the "Application-
Declaration"), filed by Entergy Louisiana, Inc., a Louisiana corporation ("Entergy Louisiana"), with the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, as amended, contemplating, among other things, the refunding of debt incurred in connection with the sale and leaseback of a portion of Entergy Louisiana's undivided ownership interest of approximately 90.7% in Unit No. 3 (nuclear) of the Waterford Steam Electric Generating Station with the issuance and sale by W3A Funding Corporation, a Delaware corporation, of Secured Lease Obligation Bonds and (ii) Entergy Louisiana's proposed execution of a Collateral Trust Indenture, a Supplemental Indenture No. 1 to the Collateral Trust Indenture, an Underwriting Agreement, three Refunding Agreements, an Amendment No. 1 to each of three Participation Agreements, a
Lease Supplement No. 1 to each of three Facility Leases, a Supplemental Indenture No. 2 to each of three Indentures and an Amendment No. 1 to each of three Tax Indemnification Agreements in connection with said sale and leaseback (collectively, the "Proposed Transactions"), all as referred to and more fully described in the Application-Declaration. In connection therewith, I advise you that, in my opinion:


          1. Entergy Louisiana is a corporation duly organized and validly existing under the laws of the State of Louisiana.

          2. In the event that the Proposed Transactions are consummated in accordance with the Application-Declaration:

               a. all state laws applicable to the participation by Entergy Louisiana in the Proposed Transactions will have been complied with (other than so-called "blue sky" laws or similar laws, upon which I do not pass herein); and

               b. the consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by Entergy Louisiana or any associate company thereof.


           I am a member of the bars of the States of Louisiana and Texas and of the Commonwealth of Virginia and do not hold myself out as an expert on the laws of any other state. I have made a study of the laws of other states insofar as they are involved in the conclusions stated herein.

           I consent to the use of this opinion as an exhibit to the Application-Declaration.


                                   Very truly yours,



                                   /s/Laurence M. Hamric
                                   Laurence M. Hamric